UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 7, 2019

EMERGENT CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	5355 Town Center Road, Suite 701 Boca Raton, Florida	33486
	(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code: (561) 995-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transmission period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 8.01	Other Events.

Emergent Capital, Inc. (the "Company") previously announced that on November 14, 2018, Lamington Road Designated Activity Company (formerly known as Lamington Road Limited), its wholly-owned indirect Irish subsidiary ("Lamington"), and White Eagle General Partner, LLC, its wholly-owned indirect Delaware subsidiary ("WEGP"), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Company also previously announced that on December 13, 2018, White Eagle Asset Portfolio, LP, its wholly-owned indirect Delaware subsidiary ("White Eagle" and together with Lamington and WEGP, the "Debtors"), had filed a voluntary petition for relief under Chapter 11 in the Bankruptcy Court (all three cases, the "Chapter 11 Cases"). The Company also previously announced that on January 25, 2019, the Company, White Eagle, Lamington, and WEGP (together, the "Plaintiffs") filed suit (the "Suit") against LNV Corporation ("LNV"), Silver Point Capital L.P. ("Silver Point") and GWG Holdings, Inc. ("GWG" and, with LNV and Silver Point, the "Defendants") in the Bankruptcy Court. LNV, a subsidiary of Beal Bank ("Beal"), is the lender under White Eagle’s outstanding revolving credit facility (the "Credit Facility").

On May 7, 2019, a global settlement in principle of the Chapter 11 Cases and the Suit was announced on the record to, and filed with, the Bankruptcy Court jointly by the Debtors and Defendants (the "Proposed Settlement"). The Proposed Settlement would be effected together with the plan of reorganization, in accordance with the following schedule: (x) the Proposed Settlement and plan of reorganization, and other relevant documents, would be filed with the Bankruptcy Court by May 24, 2019, (y) the parties would use their best efforts to have the Proposed Settlement approved by the Bankruptcy Court by June 7, 2019, and (z) the parties would use their best efforts to have a confirmation hearing for approval of the plan of reorganization by the Bankruptcy Court held on or before June 21, 2019.

Pursuant to the Proposed Settlement, among other things:

•
White Eagle shall have up to and including September 17, 2019 to satisfy any and all obligations to LNV under the Credit Facility by paying LNV 102% of its outstanding principal plus accrued interest at the relevant default rate, accrued fees and costs, which aggregate amount would include the resolution of the 45% participation interest element of the Credit Facility which was part of the subject matter of the Suit;

•	If White Eagle satisfies such obligations after September 17, 2019 and by December 30, 2019, the amount due on the outstanding principal would increase to 104%;

•
In the event LNV has not received the payoff described above by September 17, 2019, the appointed liquidation trustee, together with investment banking assistance from Maple Life Financial, LLC, shall have full authority to sell White Eagle’s life insurance policy portfolio (which constitutes collateral under the Credit Facility) for the maximum amount achievable through an orderly sale process, taking into account that the transaction must be closed no later than December 30, 2019; in connection with this authority, the liquidation trustee and the investment banker may work prior to September 17, 2019 to prepare the portfolio for sale, but may not take actions to actually commence a sale including, but not limited to, marketing the portfolio or contacting potential buyers about the portfolio, prior to such date.

•
If the portfolio is sold in whole or in part, LNV shall only have the right to step in to bid for such sale if, and to the extent, the total amounts generated through the sale thereof do not fully satisfy the payoff amount.

In addition, in order to provide sufficient cash flow to the Company during this period, and subject to negotiation of mutually-agreed upon terms and conditions, The Debtors shall have the right to use proceeds from the maturity of any portfolio policy and resolution of certain claims, and LNV will provide the Debtors a revolving $15 million of debtor-in-possession financing (which amount may be increased if found to be insufficient) through December 30, 2019 (the "DIP Financing").

LNV may have additional rights under the Credit Facility if the payoff has not been made in full, and the proposed sale does not fully satisfy the obligation, to LNV by December 30, 2019.

The Proposed Settlement and the DIP Financing have not yet been fully negotiated or approved and are not yet binding on the various parties. They are subject to many uncertainties, including that mutually agreeable final terms can be negotiated and documented, that approval will be obtained from LNV's credit committee, the boards of directors of White Eagle, Lamington and the Company and the Bankruptcy Court, and that White Eagle will be able to obtain satisfactory financing to enable it to pay the amount due to LNV under the Proposed Settlement. The Company cannot give any assurance that the requisite approvals can be obtained, that the required financing will be obtained, that the final negotiated terms will be as described above, or that any of the actions described above will be taken in accordance with the timing described therefor.

Item 9.01    Financial Statements and Exhibits

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 8, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGENT CAPITAL, INC.
Dated: May 8, 2019	By:	/s/ Miriam Martinez
Miriam Martinez Chief Financial Officer